ETHANOL PURCHASE AND SALE AGREEMENT

This Ethanol Purchase and Sale Agreement (this "Agreement") dated this 14th day of ~~November~~ DECEMBER 2005.

BETWEEN:

NOBLE AMERICAS CORP., a Delaware Corporation, having its offices in the City of Stamford, Connecticut (hereinafter referred to as "Noble" or "Purchaser"),

- and -

GATEWAY ETHANOL LLC, an Kansas limited liability company having its principal place of business at 1320 East 1st Street, Pratt, Kansas in the County of Pratt, State of Kansas (hereinafter referred to as "Seller" or "Producer").

RECITALS:

Producer is in the process of constructing an Ethanol production facility near Pratt, Kansas, which will be owned and operated by Producer.

Purchaser wishes to enter into an agreement with Producer to purchase from Producer the Ethanol produced by such facility.

Purchaser intends to sell all the Ethanol which Purchaser purchases from Producer hereunder.

Producer has agreed to sell to Purchaser and Purchaser has agreed to buy from Producer all of the Ethanol to be produced from such facility on the following terms and conditions.

NOW THEREFORE, this Agreement witnesses that, in consideration of the promises and mutual covenants and conditions contained herein, the parties agree as follows:

*Certain portions of this agreement have been omitted and filed separately with the Commission pursuant to a confidential treatment request.

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, including the recitals, the following words and terms shall have the following meanings ascribed thereto:

(a) "Agreement" means this Ethanol Purchase and Sale Agreement.

(b) "Alternative Supply Arrangements" shall have the meaning set forth in Section 13.3.

(c) "Commencement Date" means the date of this Agreement.

(d) "Date of First Delivery" means the date when Producer notifies Purchaser that Ethanol meeting the specifications set forth in Articles IV and VI is available for delivery to Purchaser from the Plant.

(e) "Delivery Point" means the place of loading of the Ethanol onto rail cars or trucks at the Plant or otherwise wherever the Ethanol has been stored.

(f) "Ethanol" means the clear odorless liquid produced for use as a motor fuel additive made from fermented grain being approximately 200 proof alcohol produced by Producer at the Plant as described in Article VI.

(g) "Fee" means the marketing and distribution fee payable as set forth in Section 7.4 hereof and Schedule B hereto.

(h) "Financial Closing" means receipt by Producer of sufficient debt and equity funding, on terms and conditions acceptable to Producer, to construct the Plant and initially operate it in a reasonable and prudent manner

(i) "Force Majeure" shall have the meaning set forth in Section 13.2.

(j) "Gallon" means one U.S. gallon of Ethanol at 60 degrees Fahrenheit.

(k) "Initial Period" means a period of eight (8) years from the Date of First Delivery.

(l) "Plant" means the Ethanol production plant to be constructed by Producer for the production of approximately fifty (50) million Gallons of Ethanol per annum and associated co-products to be located near Pratt, Kansas.

(m) "Prime Commercial Lending Rate" means the rate of interest most recently published from time to time in the Money Rate Table of the "Wall Street

Journal" as the prime annual rate of interest or such other successor or alternative publication or table as the parties may mutually agree if this publication ceases to exist.

(n) "Product" means Ethanol as defined in Section 1.1 (e) above.

(o) "Purchase Price" is defined in Section 7.1(a).

(p) "Sale Price" is defined in Section 7.1.

(q) "Taxes" is defined in Section 7.8.

(r) "Total Annual Plant Production" means the entire production of Ethanol from the Plant.

(s) "Transportation Costs" means costs charged by a third party for transportation from Plant to the Purchaser's customer's point of delivery or incurred in connection with maintaining a designated rail car fleet, including without limitation, tank truck freight, railroad freight, demurrage, leasing costs, rail car inspection, cleaning and repair, product inspection, rail car storage, together with insurance, storage, fuel surcharge, railcar tracking service and all other costs and charges incurred to third parties in connection with such transportation, without any mark-up by Purchaser, and without any charges for Purchaser's administrative costs.

1.2 Headings. The division of this Agreement into Articles, Sections, Paragraphs and Clauses or any other divisions and the inclusion of the various headings, is for convenience of reference only and shall not affect the interpretation or construction hereof.

1.3 Interpretation. Whenever the singular or masculine or neuter is used in this Agreement the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa where the context or the parties hereto so require.

1.4 References Reference to "Articles", "Sections", "Paragraphs" or "Clauses" are references to the Articles, Sections, Subsections, Paragraphs and Clauses of this Agreement. Words such as "hereunder", "hereto" and "herein" and similar expressions shall refer to the whole of this Agreement and not to any particular Article, Section or Paragraph hereof.

1.5 Currency. All references to "dollars" or "$" in this Agreement shall be references to amounts expressed in United States currency. All calculations of monetary sums to be hereunder shall be made in United States currency.

1.6 Schedules. Schedules A and B attached to this Agreement, as they may be amended and revised from time to time, shall constitute part of, and shall be included in, this Agreement.

1.7 Capital Structure–Investment. In connection with the initial funding of the Plant, Purchaser is contemplating making available to Producer a capital investment of $2,000,000 (the "Investment") in Producer and/or in Producer's affiliate company, Gateway Holdco LLC, and is also contemplating making available to Producer and/or to Gateway Holdco LLC a debt service account of $3,250,000 (the "Debt Service Account") and/or a working capital facility ("Working Capital Facility"),all subject to Purchaser's prior internal review and Senior Management prior approval. In the event that the foregoing Investment and/or Debt Service Account and/or Working Capital Facility shall not be made available as above or such lesser amount as may be agreeable to and required by Producer of Investment and/or Debt Service Account and/or Working Capital Facility shall be made available as above, then this Agreement shall automatically be deemed to be null and void and of no obligation or consequence for either Purchaser or Producer. However, in the event the foregoing Investment and/or Debt Service Account and/or Working Capital Facility or a reduced amount thereof acceptable to and required by Producer is made available by Purchaser as above, then, and notwithstanding any other provision or thing in this Agreement, this Agreement shall continue in full force and effect for the Term of this Agreement. This Agreement shall not expire, or be terminated by Producer, for so long as Purchaser and/or any affiliate of Purchaser shall maintain an investment in Producer and/or in Gateway Holdco LLC and/or the above Debt Service Account and/or Working Capital Facility in Producer and/or Gateway Holdco LLC shall be in effect and for so long as any amount shall be owing by Producer and/or by Gateway Holdco LLC to Purchaser hereunder or under the Debt Service Account or Working Capital Facility referred to under this Section 1.7. In the event of Purchaser's investment as above, then Producer shall ensure that Purchaser shall have the right to nominate one (1) Board Member of the Board of Directors of the company (i.e. Producer and/or Gateway Holdco LLC) in which Purchaser's above investment shall have been made. Upon the termination of this Agreement, the Purchaser shall have the option to sell such investment to Producer and/or Gateway Holdco LLC and the latter shall each have the obligation, jointly and severally, to purchase such investment from Purchaser at the then fair market value of same.

ARTICLE II
DATE OF FIRST DELIVERY NOTICE

2.1. Delivery Notice. Producer shall provide to Purchaser, at least one hundred eighty (180) calendar days prior to the projected Date of First Delivery for the Plant, its best estimate of the range of potential dates for Date of First Delivery covering a forty-five

(45) calendar day period. Ninety (90) calendar days prior to the anticipated Date of First Delivery, Producer shall provide Purchaser with a best estimate of a projected Date of First Delivery covering a range of thirty (30) calendar days. Forty-five (45) calendar days prior to the projected Date of First Delivery, Producer shall provide Purchaser with a best estimate of a projected Date of First Delivery covering a range of seven (7) calendar days. Producer and Purchaser agree that Producer shall not incur any liability for any failure of the Date of First Delivery to occur on the projected date therefore as estimated by Producer in good faith. Thirty (30) calendar days prior to the projected Date of First Delivery, Producer shall provide Purchaser with a final Date of First Delivery covering a range of seven (7) calendar days. Producer shall be responsible for any failure of the Date of First Delivery to occur on such final Date of First Delivery.

2.2 Production Estimates. Additionally, together with each notification listed above, Producer shall provide a best estimate of production on a daily basis for the six (6) month period following the Date of First Delivery. After the Date of First Delivery, Producer shall monthly provide to Purchaser by the 20th of each month, an estimate of daily production for the following six (6) month period beginning the first month following the date of the last estimate. Producer shall promptly notify Purchaser of any adjustments to the production schedule that is then in effect.

2.3 Denaturant Supply. Purchaser will be responsible for supplying the Plant's entire requirements of denaturant.. Producer and Purchaser will enter into a separate denaturant supply agreement with mutually agreed upon terms. This latter agreement shall be finalized no later than sixty (60) calendar days prior to the expected date of First Delivery.

ARTICLE III

TERM

3.1 Term. Subject to the conditions hereof, this Agreement shall be effective for the Initial Period and with automatic renewal(s) thereafter for additional period(s) of four (4) years each (the "Additional Term(s)") unless either party gives written notice of termination to the other party at least one hundred and eighty (180) calendar days prior to the end of the Initial Period or of any additional term in which case this Agreement shall terminate at the end of such Initial Period or Additional Term (except that as to any sales obligations existing on the date of such notice, this Agreement shall terminate upon the termination and discharge of such obligations).

3.2 Termination by Bankruptcy. In the event that Purchaser becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in such event,

9

and in addition to any other rights and remedies Producer may have, Producer shall have the right to immediately terminate this Agreement by written notice. In the event that Producer becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in such event, and in addition to any other rights and remedies it may have, Purchaser shall have the right to immediately terminate this Agreement by written notice.

3.3 Commencement of Obligations. The obligations under this Agreement shall arise only if and when, and are conditioned upon the commencement of commercial operations of the Plant. Should the Plant not achieve Financial Closing on or before March 1, 2006, or thereafter should not be constructed or should the Plant be constructed but be incapable of commercially viable production, there shall be no obligation on the part of any of the parties hereunder, except for reimbursement of Purchaser's documented costs and expenses incurred by Purchaser in contemplation of such commencement of commercial operations, even if this Agreement has not heretofore been terminated pursuant to Section 2.3.

3.4 Railroad Tank Car Leases. Subject to the conditions hereof, in all cases of termination or non-renewal of this Agreement as provided above Purchaser and Producer shall cooperate to ensure that Producer is not left without adequate transportation resources. To the extent Purchaser shall have leased railroad tank cars to transport Product from the Plant these cars will continue to be provided by the Purchaser, and utilized by the Producer, with Producer's paying to Purchaser an amount equal to Purchaser's reasonable costs relating thereto, including, without limitation, Purchaser's railcar leasing costs and related costs and expenses, plus two percent (2%), until the expiration of such lease(s).

ARTICLE IV
PURCHASE, DELIVERY AND MARKETING OBLIGATIONS

4.1 Purchase and Sale. Subject to the terms hereof, Producer shall make available for delivery and Purchaser shall purchase and take delivery in accordance with Section 5.1 of the entire Total Annual Plant Production.

4.2 Delivery. Purchaser shall be given access to the Plant at any time during normal business hours, upon reasonable prior notice, to perform its duties and to monitor those of Producer. Purchaser will provide Producer with delivery schedules based on Purchaser's established Product resale agreements. Producer shall handle and supervise the loading and dispatch of Ethanol, prepare and distribute delivery documentation and generally be responsible for all matters ancillary to such matters. Producer shall supply all equipment necessary to load rail cars or trucks at the Plant without charge to Purchaser.

4.3 Exclusivity. Purchaser shall have the exclusive right to purchase the Total Annual Plant Production from Producer.

4.4. Notice of Increase in Production. In the event that Producer shall intend to increase the production level of the Plant through expansion of the Plant, Producer will give Purchaser not less than six (6) months' prior written notice of its intention to increase production levels in excess of the existing Total Annual Plant Production by reason of such expansion. Producer shall not be obligated to give Purchaser such notice where such increase in the production level of the Plant shall not exceed ten (10) percent in excess of nameplate capacity.

4.5 Additional Business. Should Producer intend to construct any other Ethanol production plant(s), Producer shall grant Purchaser the right of first refusal to market Ethanol produced by such plant(s). Such right of first refusal shall not be provided to Purchaser where Producer's other Ethanol production plant is located on a property owned by a direct competitor to Purchaser in the marketing of Ethanol.

4.6 Marketing Committee. A Marketing Committee shall be formed prior to the Date of First Delivery hereunder including representatives of the Producer and of the Purchaser. Purchaser's representative shall be a senior member of Purchaser's staff with full familiarity of the Ethanol market, the activities of Producer, and the contractual relationship between Producer and Purchaser.

4.7 Duties of Marketing Committee. The Marketing Committee shall meet at least twice a year and shall also have telephone conferences, at regular intervals, and, as otherwise needed, to deal on a timely bases with matters of concern. The Marketing Committee's functions shall include, but not be limited to:(i) Reviewing market conditions; (ii) Consolidating the Marketing Plans submitted by the Purchaser into the overall Joint Marketing Plan; (iii) Establishing coordination between the Purchaser and the Producer by discussing and approving sales strategy proposed by Purchaser and by the Producer, and (iv) Evaluating risk management strategies for Product sales and feedstock supply. The Marketing Committee shall work to support Producer's "Risk Management Committee" by providing up-to-date information in a timely manner.

4.8 Marketing Plan. Prior to the commencement of each Contract Year, the Purchaser shall submit to the Producer for approval, which approval shall not be unreasonably withheld, a Marketing Plan for such Contract Year. The Marketing Plan shall include inter alia:

a. A preliminary schedule of quantities of the Product to be lifted by the Purchaser and its geographical allocation;

b. Projected prices per each market area;

c. Projected costs for transportation from Plant to each market area;

d. The calculated net Product prices FOB Plant.

4.9 Reporting. Both the Producer and the Purchaser shall provide the Marketing Committee with a report on a monthly basis, which shall include inter alia:

a. A written summary of the performance during the prior period, including but not limited to, actual volumes lifted from the Plant, locations where such Product has been sold, names of customers, costs of transportation, denaturant costs, amount of netbacks FOB the Plant.

b. An overview of marketing activities during the period. The Marketing Committee may define detailed procedures for such report.

4.10 Sales and Marketing. The Purchaser retains sole responsibility for the sales and marketing of the Plant's Ethanol output in accordance with the terms of this Agreement. In order to fulfill this responsibility, the Purchaser shall have the right, at its sole discretion, to enter into sales agreements for sales of Product hereunder.

ARTICLE V
QUANTITY

5.1 Quantity. Delivery and receipt of Product hereunder shall take place at the Delivery Point at uniform weekly rates, as nearly as practicable, after taking into account interruptions in production caused by maintenance and planned turnarounds, such that the Ethanol delivered in any one month shall approximately equal one twelfth (1/12th) of the Total Annual Plant Production. Purchaser shall be obligated to take delivery of, and to pay for in accordance with Article VII, all quantities of Ethanol tendered by Producer. Nothing in this Agreement shall require Producer to operate the Plant in a manner that is inconsistent with prudent practices for a plant of this nature.

5.2 Method of Measurement. The quantity of Ethanol delivered to Purchaser from the Plant shall be established by outbound meter tickets or per certified scale expressed in net temperature-corrected Gallons in accordance with standards commonly used within the industry in the United States of America. The meter and/or scale tickets shall be obtained from meters/scales which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. The outbound meter and/or scale tickets shall be determinative in the absence of fraud or manifest error of the quantity of Ethanol for which Purchaser is obligated to pay pursuant to Article VII.

ARTICLE VI
QUALITY

6.1 Quality. Producer represents and warrants to Purchaser that all Ethanol delivered by Producer to Purchaser hereunder shall be merchantable and shall meet the specifications set forth in Schedule A hereto at the time of delivery of such Ethanol by Producer to Purchaser. Should any customer or government entity require a change in the specifications set forth in Schedule A, the Purchaser and Producer shall evaluate the impact of changing or not changing the specifications set forth in Schedule A and shall consider any capital costs that may be necessary to implement such action in the light thereof. Producer shall then implement such action as shall be determined best for the sale of the Ethanol to be produced from Producer's facility. In the event that Producer shall determine not to change such specifications as above, then Purchaser shall not be responsible for the consequences of same including, without limitation, where the resale and marketability of such Ethanol hereunder is negatively impacted as a result of not changing such specifications as above. Purchaser shall not be obligated to purchase any Ethanol hereunder where not changing such specifications would result in any violation of any governmental law or regulation or directive.

6.2 Insurance. Producer shall arrange and maintain Product and commercial general liability insurance with coverage of a minimum of one million (1,000,000) dollars per occurrence and two million (2,000,000) dollars in the aggregate and a minimum of five million (5,000,000) dollars umbrella coverage. Purchaser is to be designated as loss payee or additional insured as its interest may appear, with waiver of subrogation by the insurer against Purchaser. Producer shall further arrange and maintain employer's liability insurance meeting all statutory requirements. In each case Producer shall provide to Purchaser a copy of the cover notes of insurance evidencing the existence of the required insurance.

6.3 Quality Claims. Producer warrants that the quality of Ethanol delivered into the transportation vehicles conforms to the specifications attached as Schedule A. In the event Ethanol does not meet the standards set forth in Schedule A when delivered by Producer to the transportation vehicles and quality claims arise as a result thereof, such quality claims will be administered by Purchaser upon notice and consultation with Producer. Such claims shall be solely for Producer's account, and Purchaser shall not be responsible in any manner whatsoever for such claims.

6.4 Samples. Producer agrees to maintain original sealed numbered samples of all Ethanol after delivery into transportation vehicles before such vehicles leave the Delivery Point. Producer will label these samples to indicate date of shipment and the truck or rail car number will be included. Producer will retain these samples for six (6)

months and shall send such samples as may be requested to Purchaser immediately upon Purchaser' request.

ARTICLE VII
PRICE

7.1 For each sale of Ethanol to Purchaser, where Purchaser has entered into an agreement to sell such Ethanol to a third-party customer, Purchaser agrees to pay to Producer for each Gallon of Ethanol delivered to Purchaser, determined in accordance with Section 7.5 below, a price (the "Purchase Price") equal to the price invoiced by Purchaser, to such third-party customer ("Sale Price") less applicable Transportation Costs paid by Purchaser and Fees payable to Purchaser. Producer shall provide a written monthly report to Purchaser containing the Producer's Incremental Cost of Ethanol production for the previous month and forecasted estimate for the three (3) following months. This report shall be accompanied and supported by detailed and accurate calculations provided from Producer's accounting records and any forward feedstock purchases and/or product sales. Based on this report, Purchaser shall be free to contract with third party customers for the sale of Purchaser's Ethanol production at values that are expected to be above Producer's Incremental Cost.

7.2 Net Pricing. The pricing for each shipment (truck, tank car load or tank transfer) of Ethanol supplied under this Agreement shall be based on the concept of the netted-back price (indicated also as "Net Price" or "NP"), obtained by subtracting costs and expenses as set forth hereunder and the Fees as set forth under Section 7.4 below from the Gross Price ("GP"), which is the actual price in US Dollars per gallon received for that lot of Ethanol by the Purchaser from its Customer.

7.3 Costs and Expences. Deductible costs and expenses shall be comprised of:

A1. Transportation Costs including but not limited to:

- In the case of truck and trailer transportation, truck freight and its associated costs (such as demurrage, insurance, inspection, and fuel surcharge, if any);
- In the case of railcar transportation, the cost of dedicated railtank car fleet and associated costs (such as leasing costs and costs of maintenance, repair, insurance, railcar storage, excess empty mileage charges, demurrage, detention, tracking cleaning and inspection);
- In the case of waterborne transportation, vessel freight and its associated costs (such as demurrage, deadfreight, route deviations, insurance, inspection);

- If at time of invoicing the exact cost for a transportation fee, service or other cost item is not known in an exact amount than the Purchaser shall provide a estimated cost to facilitate the timely invoicing of product. Such estimated costs shall be identifed by Purchaser and, upon final determination of final value, a revision in the price shall be provided with full explanation thereof. The Parties shall coordinate with in their respective accounting departments to make the appropiate adjustments in a timely manner.

- Costs that are charged on a monthly or annual basis (e.g. such as rail car lease payments or storage costs) and that are not linked to an individual transaction shall be estimated and applied to the per gallon Sale Price of Product at a rate appropiate for such cost and for the service involved (i.e. monthly rail car cost divided into the total Gallons of Product transported via rail car for each month) with periodic adjustments as may be necessary. Such estimated costs shall in all cases be finalized at the end of the term of the expenditure and appropriate adjustments thereto shall be made in a timely manner; and

- any and all ancillary or related transportation charges or costs.

B1. Terminalling and port costs, if any, including but not limited to demurrage, storage, tank operations, port costs, vapor balancing, nitrogen, pilots, brokers, uninsurable losses related to discharge at the destination port (and/or intermediate port, if any).

C1. Actual tariffs and duties paid by the Purchaser, if applicable.

D1. Any other bona fide, verifiable and documented third party costs and expenses incurred by Purchaser and directly attributable to the sale by Purchaser of Ethanol to its third party customers.

7.4 <u>Fees.</u> The Purchaser shall be entitled to a Marketing Fee (Z) on sales to its Customers in repayment for its activity and its obligations under this Agreement.

The Marketing and Distribution Fee shall be:

a. [*] and shall be represented in the formula below as a [*] f the Net Price, after [*] A1, B1, C1 and D1 above from the [*] and [*] the Marketing and Distribution Fee

itself, for the period during which the Purchaser's [*] [*] in place; and

b. [*] and shall be represented in the formula below as a f the Net Price, after deducting costs A1, B1, C1 and D1 above from the [*] and [*] he Marketing and Distribution Fee itself, for the period during which the Debt Service Account has been retired.

7.5 Calculation of Net Price. The Net Price ("NP") in U.S. dollars per U.S. Gallon, for sales of each lot of Ethanol shall be determined in accordance with the following formula:

[*]

where:

[*] the Purchaser receives from its Customers, in U.S. dollars per Gallon, for the lot c[illegible] to Customers;

[*] = actual unit costs in [*] obtained by dividing respectively the amounts **A1, B1, C1, D1** defined at Article 7.3 above by the quantity of the subject lot of Ethanol;

[*] as set forth in Article [*] hereof.

(See Schedule "B" for an indicative example.)

7.6. Request for Shipment. Purchaser agrees that it will not request that Ethanol be shipped from the Plant unless a valid written contract has been executed between Purchaser and a third-party customer specifying in writing the Sale Price payable by such third-party customer for such Ethanol. Purchaser shall notify Producer of such Sales Price prior to Ethanol being shipped from the Plant.

7.7 Taxes. Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together "Taxes") on Ethanol delivered hereunder. Where any Taxes are included in the Sales Price payable by Purchaser or by any third-party customer, Purchaser's Purchase Price hereunder shall be reduced by the value of such Taxes.

ARTICLE VIII
TRANSPORTATION

8.1 Transportation. Purchaser agrees to diligently pursue, secure and maintain all necessary agreements, permits and governmental approvals to transport the Ethanol from the Delivery Point. Purchaser shall be solely responsible for the arrangement of transportation. Purchaser is to lease a designated rail car fleet for the removal and delivery of the Plant's Ethanol production. The number of rail cars in the fleet is to be reviewed and approved by the Marketing Committee. The Marketing Committee shall provide written approval of the fleet size to Purchaser. Purchaser covenants to use its best efforts to obtain the best commercially reasonable prices in respect of transportation such that Producer achieves the highest net price possible after payment for Transportation Costs in accordance with Article VII hereof.

ARTICLE IX
STORAGE

9.1 Storage Requirements. Producer shall at all times provide storage (finished product tankage) at the Plant for Ethanol, in an amount not less than seven days production at any one time, at no cost to Purchaser.

9.2 Outside Storage. The parties may determine, as part of the Marketing Plan, or as otherwise decided and agreed by both Producer and Purchaser ,that it is in the best interest of Producer to maintain storage at a offsite location in addition to the storage at the Producer's Facility, ("Third Party Storage") and, in such case, Purchaser shall arrange for such Third Party Storage as well as for the cost of transportation to, cost of money and cost of maintaining such Third Party Storage which shall be deemed to be Transportation Costs under Section 7.3 above and shall be deducted from the Sales Price for Product sales out of such storage as provided under Article VII above.

ARTICLE X
PAYMENTS

10.1 Payment Terms. Purchaser shall pay, or cause to be paid, to Producer the Purchase Price for each Gallon of Ethanol delivered to Purchaser's customer hereunder by direct wire transfer or electronic transfer to Producer's designated bank account.

(a) Unless otherwise agreed between Producer and Purchaser payments will be made on a weekly basis, no later than fifteen (15) days of the Friday of each week of delivery of Ethanol by Producer to (or to the order of) Purchaser. At

the time of each weekly payment Purchaser shall forward a statement to Producer setting forth in reasonable detail the quantity of Ethanol sold, prices and Transportation Costs, Fees and other deductions there from, and the resultant Purchase Price.

(b) In the event any such payment would involve a material amount and would result in either: (i) Producer's defaulting on its financial obligations to its creditors; or (ii) Producer's not being able to meet its payroll obligations, Producer will, in addition to its invoice or statement as above, provide written notice of the foregoing circumstances with full details thereof to Purchaser simultaneously with sending such invoice or other statement and in such event Purchaser shall make payment of such invoice or other statement to Producer within ten (10) business days after receipt thereof.

(c) If the above time of payment shall become unfair in that either party shall suffer and be able to demonstrate hardship thereby as a result of unforeseen circumstances over which such party shall have no control and which occur after the date of this Agreement (other than those which can be imputed to the parties themselves or to companies of their respective group) then the party so affected shall provide evidence thereof to the other party and shall ask for and receive timely review of such time of payment so as to establish new payment terms that are fair and equitable to both parties.

(d) In the case where a dispute may arise as to the amount due in a transaction by either Producer or Purchaser the party from whom such amount shall be due or alleged to be due shall not to hold up payment of the entire transaction but must make prompt and timely payment of the undisputed portion. The disputed portion shall be paid into escrow subject to resolution by the parties in good faith or, if the parties cannot resolve the issue, in accordance with the terms of this Agreement.

10.2 <u>Fee</u>. Producer shall pay to Purchaser, as a marketing/distribution fee for its services, the Marketing Fee in the amounts set forth in Section 7.4 above and in Schedule B hereto. Such Marketing Fee will be paid through deductions by Purchaser from remittances to Producer hereunder.

10.3 <u>Interest</u>. If either party fails to pay all or any portion of the amount owing by it when due, such unpaid amount will bear interest at a rate equal to one (1) percent per annum above the Prime Commercial Lending Rate calculated daily from the date such amount is due hereunder until the date it is actually paid. Upon failure of a party to pay the unpaid amount, including interest thereon within ten (10) calendar days after the due date set out in this Agreement, the party to whom sums are due may upon giving seven (7) calendar days' notice suspend in whole or in part its delivery or

acceptance of Ethanol (as the case may be) hereunder until such outstanding amount has been paid in full.

10.4 Audit. Any payment made pursuant to this Article X will not preclude a party from subsequently auditing the accounts of the other as permitted in this Agreement.

ARTICLE XI
TITLE AND RISK OF LOSS

11.1 Title and Risk of Loss. Delivery shall be deemed to occur when the Ethanol is delivered FOB transportation vehicles. Title and risk of loss or damage shall only pass from Producer to Purchaser upon such delivery except as provided hereinafter. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk in the Ethanol. Title and risk of loss or damage to any Product stored by Producer in outside storage (including Third Party Storage arranged by Purchaser as well as during any transportation from the Plant to such Third Party Storage as referred to in Section 9.2) will remain with Producer.

11.2 No Liability. Purchaser will have no responsibility or liability with respect to any Ethanol deliverable under this Agreement until it is delivered to Purchaser as described in Section 11.1. Subject to Section 6.3, Producer will have no responsibility or liability with respect to such Ethanol after its delivery to Purchaser, as described in Section11.1 or on account of anything which may be done or happen to arise with respect to such Ethanol after such delivery, unless as a result of matters affecting the Ethanol quality prior to such delivery.

ARTICLE XII
REPRESENTATIONS, COVENANTS AND WARRANTIES

12.1 Producer's Representations, Warranties and Covenants. Producer represents and warrants to Purchaser, as of the date hereof and covenants to Purchaser at all times during the term of this Agreement, as follows and acknowledges that Purchaser is relying upon such representations, warranties and covenants in connection with the purchase of Ethanol hereunder:

(a) Producer has title to all Ethanol delivered hereunder, it has the right to sell the same to Purchaser, and the Ethanol is free from any liens or encumbrances;

PROVIDED THAT EXCEPT AS PROVIDED IN THIS SECTION 12.1(a) AND AS PROVIDED IN ARTICLE VI WITH RESPECT TO THE QUALITY OF ETHANOL TO BE DELIVERED, THERE ARE NO WARRANTIES WHETHER PARTICULAR, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR AN EXPRESS PURPOSE

EXCEPT THAT THE ETHANOL WILL CONFORM WITH THE SPECIFICATIONS SET FORTH IN SCHEDULE "A", AS MAY BE AMENDED FROM TIME TO TIME BY WRITTEN AGREEMENT BETWEEN THE PARTIES, TO THIS AGREEMENT.

(b) Producer covenants that it shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Purchaser of the Ethanol under this Agreement and shall be solely responsible for and indemnify Purchaser against any costs, liabilities or fines arising out of Producer's failure to comply with any applicable requirements of such licenses, consents and approvals;

(c) Producer covenants that it will maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices in respect of Ethanol produced by Producer hereunder;

(d) Producer covenants that it will provide Purchaser with a minimum of at least sixty (60) days prior written notice of any actual or anticipated production downtime or disruption to Ethanol availability; provided however that in the event of any unexpected downtime or disruption in Ethanol production at the Plant, Producer shall give Purchaser immediate notice of same by telephone, together with an advice as to then existing finished Product inventory at the Plant, promptly followed by written confirmation of same by email;

(e) Producer represents it is a U.S. entity for purposes of state and federal income and excise taxes.

12.2 Purchaser' Representations, Warranties and Covenants. Purchaser represents and warrants to Producer, as of the date hereof and covenants to Producer at all times during the term of this Agreement, as follows and acknowledges that Producer is relying upon such representations, warranties and covenants in connection with the sale of Ethanol hereunder.

(a) This Agreement has been duly and validly executed and delivered by Purchaser; this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

(b) Purchaser covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with

sound commercial practices, of the selling prices described in Article VII hereof and the associated transportation and other costs in respect of Ethanol purchased by Purchaser hereunder;

(c) Purchaser is a U.S. entity for purposes of state and federal income and excise taxes;

(d) Purchaser covenants that it will provide to Producer as soon as available each year a copy of the audited financial statements of Noble Group Limited; and

(e) Purchaser covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase from Producer and resale of Ethanol hereunder and all its other obligations under this Agreement except for those licenses for which Producer is responsible under Section12.1(b), and shall be solely responsible for and indemnify Producer against any costs, liabilities or fines arising out of Purchaser' failure to comply with any applicable requirements of such licenses, consents and approvals.

ARTICLE XIII
FORCE MAJEURE

13.1 Force Majeure. Subject to the other provisions of this Article, if either party is unable by reason of Force Majeure, as hereinafter described, to perform in whole or in part any obligation or covenant set forth hereunder, the obligations of both parties under this Agreement will be suspended or curtailed to the extent necessary for the period such Force Majeure condition continues.

13.2 Definition. For the purposes of this Agreement, Force Majeure will include any event or circumstance arising or occurring beyond the reasonable control of Producer or Purchaser, including without limiting the generality of the foregoing:

(a) Any acts of God, including, but without restricting the generality thereof, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts;

(b) Any strikes or other labor disputes of a regional or national character that are not limited to only employees of either party;

(c) Any acts of the enemies of the state, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints;

(d) Any freezing, explosions or craterings;

(e) Any orders of any court or government authority, which physically limits the use, production or transportation of Ethanol;

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(f) Any acts or omissions (including failure to take Ethanol) of a transporter or carrier of Ethanol, which are caused by any event or occurrence of the nature described in this Section 13.2; and

(g) Any other reasonable causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party could not have prevented or is unable to overcome.

13.3 Sales during Force Majeure.

(a) During any period with respect to which Producer shall have declared Force Majeure as above, or is unwilling or unable to meet its contractual delivery commitments (outside of Force Majeure) the Purchaser shall have the right to maintain in good standing all existing sales commitments and shall be free to exchange or purchase Ethanol from third parties (Alternative Supply Arrangements).

(b) During any period with respect to which the Purchaser shall have declared Force Majeure as above, or is unwilling or unable to meet its contractual delivery commitments the Producer shall have the right to sell and deliver Ethanol to third parties.

13.4 Transportation Costs. In the event Producer shall declare Force Majeure hereunder, the costs of railcar leasing and other Transportation Costs (and of any alternative arrangements made by Purchaser in mitigation of same) to which Purchaser shall be committed with respect to the period of such Force Majeure shall be for the account of Producer.

13.5 Profit and Loss. If such "Alternative Supply Arrangements" referred to in section 13.3(a) result in a net profit, then such profit shall be credited to Producer less Purchaser's marketing/distribution fee thereon as provided under Section 7.4 above as if Product had been supplied by Producer hereunder. If such alternative supply arrangements result in a net loss then such loss shall be for Producer's account and Purchaser shall not receive such marketing/distribution fee thereon. In the event Producer shall have provided written notice to Purchaser claiming Force Majeure, then Purchaser shall not thereafter obligate Producer with regard to any new sale commitments after receipt of such notice by Purchaser, unless written approval is obtained from Producer based on Producer's anticipation of a remedy or cure.

13.6 Exclusions. Force Majeure shall not include failure caused by lack of funds or lack of market for Ethanol deliverable hereunder by Producer to Purchaser.

13.7 Claiming Relief. A party claiming relief under this Article will not be entitled to the benefit of the provisions of Section13.1 hereof unless, as soon as reasonably possible after the happening of the occurrence relied upon as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party's ability to observe or perform any of its covenants or obligations hereunder, the party claiming suspension gives to the other party notice to the effect that such party is unable, by reason of Force Majeure, to perform the particular covenants or obligations.

13.8 Notice. The party claiming suspension will give notice as soon as reasonably possible when the Force Majeure condition has or will be remedied to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of the suspended covenants or obligations.

ARTICLE XIV
LIMITATION OF LIABILITY

14.1 Limitation of Liability. In no event shall Purchaser or Producer be liable to any other party hereunder for any indirect, consequential, punitive or special damages, loss of business expectations, business interruptions or any damage to third parties arising in any way out of this Agreement or any breach thereof.

ARTICLE XV
AUDIT RIGHTS

15.1 Records. Each party will, establish and maintain at all times, true and accurate books, records and accounts in accordance with generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

15.2 Audit.

(a) During normal business hours, each party shall have the right to audit such books, records and accounts of the other party, provided such right to audit shall be limited to two (2) calendar years following the completion of any sale or other transaction associated with this Agreement.

(b) Subject to paragraph (a) of this Section, through the expiration of one (1) calendar year following the expiration or termination of this Agreement, each party shall have the right to have a third-party auditor, who will be a member of a national U.S. Certified Public Accounting firm, audit on such party's behalf the relevant accounts, books and records of the other party, to the extent necessary in order to verify the accuracy of any statement, charge,

computation or demand made under or pursuant to any of the provisions of this Agreement.

(c) If any error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) calendar days from the date of discovery, but no adjustment will be made for any error discovered more than one (1) calendar year after delivery and receipt of such statements.

(d) If a material difference (defined as the greater of: (i) one (1) percent of the aggregate GP for all sales of Product during the time period covered by the audit, or (ii) a net amount of U.S. Dollars five thousand (5,000) dollars on all sales of Product during the time period covered by the audit) discovered by any audit and is documented in writing by a Certified Public Accountant, appointed by either party, the party benefiting from such difference shall pay the cost of such audit as well as providing restitution of such difference.

The auditor shall conduct a full and impartial audit for the period involved. Both parties shall receive a copy of the audit report. If no such material difference is found the party initiating the audit shall pay the cost of the audit.

ARTICLE XVI
MISCELLANEOUS

16.1 Default.

(a) If Purchaser commits or omits an act or occurrence which upon notice and/or the passage of time without cure may become an Event of Default under this Agreement, then Producer shall give Purchaser written notice describing such default. If Producer commits or omits an act or occurrence which upon notice and/or the passage of time without cure may become an Event of Default under this Agreement, then Purchaser shall give Producer written notice describing such default.

(b) Events of Default of Producer. Unless the following acts or occurrences are cured within thirty (30) days after the date of written notice from Purchaser as provided for in Section 16.1 (a), such acts or occurrences shall constitute Events of Default of Producer *provided that*, if any such act or occurrence cannot be cured within thirty (30) days of such notice with exercise of due diligence, and if Producer within such period submits to Purchaser a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default shall not exist unless and until Producer fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or ninety (90) days, whichever occurs first.

(c) Except for failures provided for in the other subparagraphs of this Section 16.2 (c),

(1) Producer's material breach of its material obligations under this Agreement, except to the extent Producer is excused pursuant to Article XIII or any other provision of this Agreement.

(2) Producer's dissolution or liquidation.

(3) Producer's assignment of this Agreement or any of its rights under this Agreement for the benefit of creditors, provided that the foregoing shall not be grounds for an Event of Default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a trustee, assignee or receiver, who promptly provides adequate assurance and evidence reasonably satisfactory to Purchaser of the capacity to continue Producer's obligations under this Agreement.

(4) The Producer's filing of a petition for, or other commencement, authorization or acquiescence in the commencement of, a proceeding or cause under any bankruptcy or similar law for the protection of creditors.

(5) The filing of a case in bankruptcy or any proceeding under any other insolvency law against Producer as debtor, which case is not vacated within forty-five (45) days of filing, provided, however, that the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee who promptly provides adequate assurance and evidence reasonably satisfactory to Purchaser of the capacity to perform Producer's obligations under this Agreement.

(6) Producer's assignment of this Agreement without Purchaser's consent to the extent required by this Agreement.

(7) The Facility shall be unavailable for the production of Ethanol during all or part of ninety (90) days, whether or not consecutive, during any consecutive three hundred sixty-five (365) day period; provided, however, upon notice thereof as set forth hereinabove, such default shall be deemed to be cured if the cause of such unavailability is eliminated or otherwise cured within the periods following such notice set forth hereinabove in this Section 16.1.

(8) Abandonment of the Facility by Producer after the Commencement Date.

(d) Events of Default of Purchaser. Unless the following acts or occurrences are cured within thirty (30) days after the date of written notice from Producer as provided for in Section 16.1 (a), such acts or occurrences shall constitute Events of Default of

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Purchaser; provided that, if any such act or occurrence cannot be cured within thirty (30) days with exercise of due diligence, and if Purchaser within such period submits to Producer a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default shall not exist unless and until Purchaser fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or ninety (90) days, whichever occurs first:

(1) Purchaser's failure to make any payment of any undisputed portion of any invoice or any other statement of amounts due hereunder sent by Producer within fifteen (15) days after receipt thereof (or within ten (10) business days under the circumstances set forth in Section 10.1 (b) above).

(2) Purchaser's general assignment of this Agreement or any of its rights hereunder and its interests in the Site for the benefit of its creditors, provided that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy trustee, assignee or receiver.

(3) Purchaser's entry into bankruptcy or insolvency proceedings under any bankruptcy or insolvency law as debtor; provided that the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy assignee, receiver or trustee.

(4) Purchaser's assignment of this Agreement or any of its rights under the Agreement without obtaining Seller's prior written consent to the extent required under this Agreement; provided in no event, however, will any assignment by Purchaser of this Agreement to an Affiliate or to any bank or other financial institution providing Purchaser with financing be deemed a breach or failure of this provision.

(5) Except for failures provided for in the other subparagraphs of this Section 9.3, Purchaser's material breach of any material obligation of Purchaser under this Agreement, unless such failure is excused pursuant to Article XIII or any other provision of this Agreement.

(c) Termination. If, in the absence of a timely cure in accordance with Section 16.1(b) or Section 16.1(c), or any other provision of this Agreement, an Event of Default shall arise hereunder, the non-defaulting Party may, upon written notice to the other Party, terminate this Agreement. Neither Party shall have the right to terminate this Agreement except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided in this Agreement.

(f) Calculation of Damages. Each Party shall be entitled to all direct damages and other rights and remedies available at law or in equity, except as may be provided otherwise in this Agreement, upon the default or other failure to perform of the other Party.

16.2 Non-Waiver of Future Default. No waiver by either party of any default by the other party in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

16.3 Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior consent in writing of the other, which consent may not be unreasonably withheld or delayed. A change in composition of Purchaser or Producer will not be construed to be an assignment for the purposes of this Section 16.3. Notwithstanding the foregoing, as security for its obligation to its bank lender or other institutional lender providing financing to either party ("Financing Entities"), either party may (with prior written notice to the other party) assign this Agreement, with the right to cure defaults of the assigning party, to its financing sources as they may require from time to time, and it is understood by the parties hereto that Producer, will, concurrently with or subsequent to the execution hereof, assign its rights hereunder to its Financing Entities, as agent for certain of Producer's financing sources (the "Agent"), and that the Agent or its assigns shall have the right to cure defaults of Producer hereunder.

16.4 Interpretation and Fair Construction of Contract. This Agreement has been reviewed and approved by each of the parties. Producer and Purchaser have each participated in the negotiation of this Agreement, have proposed language incorporated within this Agreement, and have otherwise been instrumental in the drafting of this Agreement. Each party has been represented by legal counsel in the negotiation and drafting of this Agreement, and has had ample opportunity to confer with that counsel. Therefore, in the event that it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly construed for nor against any party. The parties agree that the contract, and any of its provisions, shall not be construed against any party as its drafter.

16.5 Document. Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

16.6 Time. Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

16.7 Jurisdiction. Each of the parties hereto agrees to submit to the exclusive jurisdiction of all Federal and Kansas State Courts located in the City of Topeka, Kansas solely for any legal proceeding arising from this Agreement and consents that personal jurisdiction may be obtained over such party by mailing a summons by registered mail or certified mail, return receipt requested, within or without such court's jurisdiction, or by personal service, provided a reasonable time for appearance is allowed.

16.8 Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

16.9 Entire Agreement. This Agreement constitute the entire Agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

16.10 Notices. Except as herein otherwise provided, each notice, request, demand, statement, report and bill which must or may be given pursuant hereto will be in writing and may be mailed by prepaid first class mail (or equivalent), delivered by hand or sent by telecopier to the address or number indicated below:

(a) if to Producer:

GATEWAY ETHANOL, LLC

1320 E. 1ST Street, PO Box 355

Pratt, KS 67124

Attention: Tim Barker

Fax number: (620) 672-3142

(b) if to Purchaser:

NOBLE AMERICAS CORP.

333 Ludlow Street, Suite 1230

Stamford Harbor Park Stamford, CT 06902

Attention: Ethanol Contract Administration

Fax number: (203) 326-6505

The date of receipt of each such notice, demand or other communication will be the date of delivery thereof if hand delivered, or, if given by mail as provided herein, will be deemed conclusively to be the fifth (5th) business day after the same is so mailed, except in the event of disruption of the postal service in which event the notice, demand or other communication will be deemed to be received only when actually received and, if sent by facsimile, be deemed to have been given or received on the first business day after it was so sent. Either party hereto may at any time and from time to time notify the other party in writing as to the change of address and the new address to which notice shall be given to it thereafter until further changed.

16.11 Modification and Waiver. This document may be amended through the mutual agreement of the parties for the purpose of satisfying requirements of the Financing Entities. All such modification of the terms and provisions hereof are to be only by the mutual agreement in writing signed by the parties. If the closing of the equity and debt financing for the Plant should require the approval of the terms of this Agreement by a lender or equity provider and any such lender or equity provider should require any modification to such terms Purchaser shall not unreasonably withhold its approval of any such modification which shall not materially and adversely impact the rights, economic incentive, risk and obligations of Purchaser hereunder. Producer may terminate this Agreement if Purchaser shall fail to comply with this provision after 15 working days prior written notice thereof.

16.12 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Kansas determined without reference to the principles of conflicts of laws.

16.13 Compliance with Laws. This Agreement and the respective obligations of the parties hereunder are subject to present and future valid laws and valid orders, rules and regulations of duly constituted authorities having jurisdiction.

16.14 Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or enforceable any other provision of this Agreement.

16.15 Furnishing of Information. The parties will, upon request, provide such additional information as may be reasonably required to allow the parties to efficiently and

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effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

16.16 Cumulative Remedies. Unless otherwise specifically provided herein, the rights, powers, and remedies of each of the parties provided herein are cumulative and the exercise of any right, power or remedy hereunder does not affect any other right, power or remedy that may be available to either party hereunder or otherwise at law or in equity.

16.17 Faithful Performance. The parties shall faithfully perform and discharge their respective obligations under this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement not specifically provided for.

16.18 No Partnership. This Agreement shall not create or be construed to create in any respect a partnership between the parties.

16.19 Costs. Each of the parties hereto shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to in it and in carrying out the transactions contemplated hereby and thereby.

16.20 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and constituted one and the same instrument.

16.21 Fax: This Agreement may be executed in counterparts and when signed by all parties, separate signed counterpart copies shall be considered a final and binding agreement among the Parties. Proof of the execution of a copy of this Agreement may be made through the forwarding of a telephone facsimile of the signed Agreement followed by forwarding of the signed original by DHL or other recognized courier service with receipt for delivery.

16.22 Survival. All provisions of this Agreement which are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GATEWAY ETHANOL, LLC

By: [signature]
Name: H. Richard Sarbor
Title: President

NOBLE AMERICAS CORP.

By: [signature]
Name: Fabrizio Zichichi
Title: Executive Vice President

SCHEDULE A

To Ethanol Terms and Conditions

FUEL-GRADE ETHANOL
SPECIFICATIONS
(DENATURED)

Ethanol must meet or exceed all industry standards, including ASTM D.4806 specifications and Williams' Pipeline specifications for E-Grade Denatured Fuel Ethanol.

TEST	NON-DETERGENT GRADE	METHOD OF TEST
Apparent Proof - 60°F	200 min. 203 max.	Hydrometer
Specific Gravity, 60/60°F	0.7870 – 0.7950	ASTM D-1298
Water, Mass Percent	0.50 nom. 0.80 max.	ASTM E-203
Ethanol Content, Volume Percent	92.5 min.	Gas Chromatography ASTM D-2/E-44 P170 Method, A or B
Methanol, (vol. %)	0.5 max.	
Non-Volatile Matter, mg/100 mL	5 max.	ASTM D-1353
Chloride Ion Content, mg/L	32 max.	ASTM D-512, Meth. C Modified Note (1)
Copper Content, mg/kg	0.1 max.	ASTM D-1688, Meth. D Modified Note (2)
Acidity (as acetic acid CH_3COOH), mass %	0.007 max.	ASTM D-1613
Appearance	Clear and Bright, visibly free of suspended and/or	Visual

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TEST	NON-DETERGENT GRADE	METHOD OF TEST
	settled contaminants.	
Color, Platinum – Cobalt	50.0 max.	ASTM D-1209
Hydrocarbon Denaturant gal/100 gal.	5.0 max. 2.0 min.	Gas Chromatography ASTM D-2/E-44 P170 Method, A or B Note (3)
PHe	6.5 min. 9.0 max	Williams test procedure (Pending ASTM approval)
Sulfur	10 ppm, max.	
Sulfates	1.0 max.	ASTM 5827 & D 6174

(NOTES)

Note 1: The modification of Test Method D-512, Procedure C, consists of using 5 mL of sample diluted with 20 mL of distilled water instead of the 25 mL sample specified in the standard procedure. The volume of the sample prepared by this modification will be slightly more than 25 mL. To allow for the dilution factor, report the chloride ion present in the Ethanol sample as 5 times that determined in the sample.

Note 2: The modification of Test Method D-1688, Procedure D, consists of mixing reagent grade ethanol (which may be denatured according to BATF Formula 3A or 3O) in place of water as the solvent or diluent for the preparation of reagents and standard solutions. However, this must not be done to prepare the stock copper solution described in 39.1 of D-1688. Because a violent reaction may occur between the acid and the ethanol, use water as specified in the acid solution part of the procedure to prepare the stock copper solution. Use ethanol for the rinse and final dilution only.

Note 3: The only denaturants used for Ethanol shall be unleaded gasoline or rubber hydrocarbon solvent at a minimum concentration of 2 parts by volume per 100 parts by volume. Hydrocarbons, with an end boiling point higher than 437°F as determined by ASTM Method D-86, shall not be used.

Note 4: All Ethanol will contain a minimum of one of the following corrosion inhibitors:

a) 20 pounds per 1,000 barrels of Octel America DCI-11,
b) 13 pounds per 1,000 barrels of Petrolite Tolad 3222, or
c) 20 pounds per 1,000 barrels of Nalco 5403.
d) 20 pounds per 1,000 barrels of Betz ACN 13
e) 20 pounds per 1,000 barrels of MidContinental MCC5011E

Note 5: If at any time during the term of this Agreement the Petroleum Industry Fuel Standards or ASTM Specifications introduce any required tests for the detection of sulfates or otherwise modify specifications or standards for acceptable levels of sulfates or any other properties in ethanol, then compliance with such required testing and compliance with any such modified specifications or standards shall be incorporated into this Agreement and shall be binding upon the Producer and any Product sold hereunder

SCHEDULE B

The Net Price (**NP**) in U.S. dollars per U.S. Gallon, for sales of each lot of Ethanol shall be determined in accordance with the following formula:

[*]

where:

[*] the Purchaser receives from its Customers, in U.S. dollars [*] for the lot of Ethanol sold to Customers;

[*] it costs in [*] obtained by dividing respectively the amounts **A1, B1, C1, D1,** defined at Section 7.3 above by the quantity of the subject lot;

[*] set forth in Section hereof

Example:

[*]

noble americas

A member of the Noble Group

December 1, 2005

Mr. Richard Jarboe
President
Gateway Ethanol, LLC
1320 East First Street
Pratt, Kansas 67124

RE: ADDENDUM AND AMENDMENT TO ETHANOL PURCHASE AND SALE AGREEMENT

Dear Mr. Jarboe:

This letter agreement is an addendum and amendment to the Ethanol Purchase and Sale Agreement entered into between Noble Americas Corp. and Gateway Ethanol, LLC and is to be incorporated and become part of that Agreement.

Paragraph 3.3 of said Ethanol Purchase and Sale Agreement is hereby deleted in full and is replaced by the following Paragraph 3.3:

> "3.3 Commencement of Obligations. The obligations under this Agreement shall arise only if and when, and are conditioned upon the commencement of commercial operations of the Plant. Should the Plant not achieve Financial Closing on or before December 31, 2006, there shall be no obligation (unless such date shall have been extended by Purchaser) on the part of any of the parties hereunder, except for reimbursement of Purchaser's documented costs and expenses incurred by Purchaser in contemplation of such commencement of commercial operations, even if this Agreement has not theretofore been terminated."

For purposes of determining fair market value of Noble's investment within the meaning of Paragraph 1.7 of the Agreement, such fair market value shall be determined as the independently appraised value of the company in which such investment shall have been made by Noble, i.e. whether in Gateway Ethanol LLC or in Gateway HoldCo, LLC, multiplied by the percentage ownership interest held by Noble therein, without any discount as to minority interest, lack of tradeability, or similar discounts.

Upon execution below, this addendum shall become part of and be incorporated into the Ethanol Purchase and Sale Agreement between Noble Americas Corp. and Gateway Ethanol, LLC.

NOBLE AMERICAS CORP.

By: [signature]
Its: EXECUTIVE VICE PRESIDENT

Noble Americas Corp
Stamford Harbor Park, 333 Ludlow Street, Suite 1230, Stamford, CT 06902, USA
Tel +1 203 324 8555 Fax +1 203 324 8565
www.thisisnoble.com

noble americas

A member of the Noble Group

CONSENT AND APPROVED BY
GATEWAY HOLDCO, LLC

By: ______________________
Its: PRESIDENT

CONSENT AND APPROVED BY
GATEWAY ETHANOL, LLC

By: ______________________
Its: PRESIDENT

Stamford Harbor Park, 333 Ludlow Street, Suite 1230, Stamford, CT 06902, USA
Tel +1 203 324 8555 Fax +1 203 324 8565
www.thisisnoble.com

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